EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of Southern Michigan Bancorp, Inc. on Form S-3 (Registration No. 33-24977 and Registration No. 333-51417), of our report dated January 23, 2004, on the consolidated financial statements of Southern Michigan Bancorp, Inc., which report is included in the 2003 Annual Report on Form 10-K of Southern Michigan Bancorp, Inc.

/s/ Crowe Chizek and Company LLC

South Bend, Indiana
March 24, 2004